EXHIBIT (9)(c)

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to the Custodian Contract is entered into as of May 1, 2020 and effective as of February 28, 2020 by and between Neuberger Berman Municipal Fund Inc. (formerly, Neuberger Berman Intermediate Municipal Fund Inc.) (the “Fund”) and State Street Bank and Trust Company (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement dated as of September 24, 2002 (as amended, restated or supplemented from time to time, the “Contract”);

WHEREAS, the Fund and the Custodian desire to amend the Contract as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

1.    The first sentence of Section 15.1 of the Contract is deleted in its entirety and replaced with the following sentence:

“This Contract as amended shall remain in full force and effect for an initial term ending February 28, 2023 (the “3-year term”).”

2.    Except as modified hereby, all other terms and conditions of the Contract shall remain in full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

3.    This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

NEUBERGER BERMAN MUNICIPAL FUND INC.

By:	/s/ Brian Kerrone
Name:	Brian Kerrone
Title:	Vice President - COO Funds